Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Reports Fourth Quarter and the

Year 2006 Operating Results

Revenues Exceed $440 million for 2006, Up 12% from 2005

Adjusted EBITDA Exceeds $172 million for 2006, Up 18% from 2005

Adjusted EBITDA less Capital Expenditures, Up 49% from 2005

WAYNESBORO, VA – March 1, 2007 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its fourth quarter and year of 2006.

Operating revenues for fourth quarter 2006 were $113.8 million. Net income for the same period was $6.2 million. For purposes of this discussion and to provide comparable period financial results, 2006 for the Company is compared to the combined 2005 results of the Company and NTELOS Inc.

Highlights for the fourth quarter and the year 2006 include:

•	Adjusted EBITDA (a non-GAAP measure) was $44.3 million for the quarter, $172.5 million for the year 2006

•	Adjusted EBITDA less capital expenditures of $85.9 million for the year 2006, an increase of 49% over 2005

•	Wireless net subscriber additions up 35% over previous quarter

•	38 new wireless cell sites placed in service in the fourth quarter (27 in strategic network alliance footprint)

•	Wireless adjusted EBITDA of $29.0 million for the quarter, a 31% increase from fourth quarter 2005

•	Wireless wholesale revenues of $20.9 million for the quarter, up 24% from fourth quarter 2005

“Our operating performance in the fourth quarter continued the positive trends of previous quarters resulting in 2006 being an outstanding year for NTELOS,” said James S. Quarforth, the Company’s Chief Executive Officer. “Our adjusted EBITDA exceeded $172 million for the year, up 18% over 2005, and cash generation was strong with adjusted EBITDA less capital expenditures topping $85 million for 2006—a 49% increase over 2005.”

Recent Developments

The Company plans to launch a proposed amendment to the credit facility of NTELOS Inc., a wholly-owned subsidiary, primarily to modify the restricted payments covenant of the credit agreement which affects the Company’s ability to pay dividends and repurchase common stock. This proposed amendment would provide flexibility to make certain restricted payments, including a regular quarterly dividend if the Board of Directors were to so determine in the future. No assurances can be given that this amendment will be obtained.

Operating Highlights

Operating revenues for fourth quarter 2006 were $113.8 million, a 12% increase over fourth quarter 2005 operating revenues of $102.1 million. Operating revenues for the year 2006 were $440.1 million, 12% over operating revenues for 2005 of $392.2 million.

Wireless operating revenues for fourth quarter of 2006 were $83.9 million compared to $73.1 million for the same period in 2005, an increase of 15%. Wireless subscribers were 367,197 at year-end 2006, a 9% increase from 336,306 at the end of 2005 and a 3% increase from 357,424 at the end of third quarter 2006. This subscriber growth, combined with increased Average monthly Revenue Per Handset/Unit (ARPU), resulted in an increase of 11% in subscriber revenues year-over-year. Wholesale revenues were $20.9 million for fourth quarter 2006 compared to $16.9 million for the same quarter last year, an increase of 24%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $20.7 million and $16.6 million for these respective periods.

Wireless operating revenues for the year 2006 were $322.3 million, a $42.0 million, or 15%, increase over 2005. For 2006, wholesale revenues derived from the strategic network alliance agreement with Sprint Nextel totaled $76.7 million compared to $61.7 million for 2005, an increase of 24%.

Wireline operating revenues were $29.7 million for the fourth quarter of 2006, a 4% increase over fourth quarter 2005 of $28.7 million. Rural Local Exchange Carrier (RLEC) operating revenues were $15.5 million in the fourth quarter of 2006 compared to $15.0 million in fourth quarter 2005, an increase of 4%. Growth in access revenues, primarily driven by increased minutes of use, was partially offset by revenue reductions from local access line losses. In the competitive wireline segment, operating revenues were $14.2 million for the fourth quarter 2006, up 3% from $13.7 million in the fourth quarter 2005. Revenues from Competitive Wireline strategic products, including broadband, integrated access, transport and Metro Ethernet, grew $1.0 million, or 10%, for fourth quarter 2006 compared to fourth quarter 2005, offsetting the loss of dial-up internet revenues and a reduction in carrier access revenues. For the year 2006, wireline operating revenues were $116.9 million, a $5.9 million, or 5% increase over 2005.

Adjusted EBITDA (a non-GAAP measure) for fourth quarter 2006 was $44.3 million, with a margin of 39%. This amount represents an increase of 21% over fourth quarter 2005 adjusted EBITDA of $36.5 million. Adjusted EBITDA for the years 2006 and 2005 was $172.5 million and $146.8 million, respectively, an increase of 18%. Adjusted EBITDA less capital expenditures was $85.9 million for the year 2006, a 49% increase from $57.6 million for 2005.

Wireless adjusted EBITDA was $29.0 million for the fourth quarter of 2006, compared to $22.2 million for fourth quarter 2005, an increase of 31%. The adjusted EBITDA margin was 35% for fourth quarter 2006 compared to 30% for fourth quarter 2005. Wireless adjusted EBITDA for the year 2006 was $112.0 million, a $22.3 million or 25%, increase over the $89.7 million for 2005.

Wireline adjusted EBITDA was $16.5 million for the fourth quarter of 2006, a 3% increase over the $16.0 million for the fourth quarter 2005. Wireline adjusted EBITDA margin was 56% for the quarter. For the year 2006, wireline adjusted EBITDA was $65.0 million, a 5% increase over the $61.8 million for 2005. Wireline adjusted EBITDA margin for the year 2006 was 56%, unchanged from 2005.

Business Segment Highlights

Wireless

•

Gross customer additions for the fourth quarters of 2006 and 2005 were 44,591 and 43,187, respectively. Gross customer additions of higher-value, under-contract, postpay subscribers were 22,475 in the fourth quarter of 2006, totaling 82,143 for the year. Net subscriber additions for 2006 were 30,891, with 9,773 added in the fourth quarter. These fourth quarter net additions represent a 35% increase over the 7,256 net additions in third quarter 2006 and an 18% increase over the 8,271 net additions in fourth quarter 2005. At year-end 2006, postpay subscribers represented 73% of total subscribers and approximately 83% of these subscribers were under contract with an average contract term of 15 months remaining, reflecting the increased number of national rate plans, with longer average contract terms, in the product mix.

ARPU (a non-GAAP measure) for fourth quarter 2006 was $53.64, up from $52.75 in the fourth quarter of 2005 and $53.30 in the third quarter of 2006. ARPU for the year 2006 was $53.59, up 2% from $52.51 for the year 2005. The increase was attributable to continued growth in data services and data packages and higher monthly access revenues due to growth in higher-priced unlimited and National plans. Total data ARPU for the year 2006 was $2.71 compared to $1.84 for 2005. Postpay data ARPU for 2006 was $3.12 compared to $2.22 for the year 2005.

Cost per Gross Addition (CPGA—a non-GAAP measure) in the fourth quarter, a historically high quarter for the wireless industry, was $354, up from $340 in the previous quarter but well below the $385 for fourth quarter 2005. For the year 2006, CPGA improved to $357, down from $368 for the year 2005. Cash Cost per Handset/Unit (CCPU—a non-GAAP measure), was $31.40 for fourth quarter 2006, down from $32.25 in the previous quarter. For the year 2006, CCPU was $31.25, compared to $30.07 for 2005. The increase is due to roaming costs related to increased roaming usage under the newer national rate plans, retention costs and operating costs associated with new cell sites. Total network cell sites were 984 at year-end 2006 compared to 946 at September 30, 2006 and 897 at year-end 2005. Of the 87 cell sites added in 2006, 61 were within the strategic network alliance footprint.

Wireline

•

RLEC: Access lines at the end of fourth quarter 2006 were 45,281, compared to 46,810 at year-end 2005, a 3% decrease. This line loss is reflective of wireless substitution, a reduction in Centrex and second lines and network grooming to reduce internal Internet service provider lines. Despite these line losses, RLEC operating revenues for fourth quarter 2006 were 4%, or approximately $0.5 million, higher than fourth quarter 2005 primarily due to an increase in access revenues related to the increase in minutes of use. RLEC adjusted EBITDA for fourth quarter 2006 was $12.0 million compared to $11.3 million for fourth quarter 2005, an increase of $0.7 million or 6%. RLEC adjusted EBITDA for the year 2006 was $46.6 million, $3.8 million, or 9%, over the $42.8 million for 2005.

•

Competitive Wireline: Competitive Local Exchange Carrier (CLEC) business local access lines at the end of 2006 were 46,781, a 4% increase over the 44,948 lines at year-end 2005. Operating revenues for CLEC business local access lines increased 2% year-over-year reflecting the customer growth partially offset by downward pricing driven by discounts associated with bundled multiple-product packages. Dial-up internet subscribers declined from 33,078 to 27,628 from year-end 2005 and 2006, respectively. Revenue decline resulting from these subscriber losses was approximately $1.8 million year-over-year. Revenues from wireline strategic products, however, increased approximately $1.0 million, or 10%, to $10.7 million in fourth quarter 2006 from $9.7 million in fourth quarter 2005, due to customer growth. Strategic product revenue growth for the year 2006 was 11%, increasing from $37.2 million in 2005 to $41.2 million in 2006. Broadband growth in the RLEC footprint continues to be especially strong, with customer penetration increasing to 28% at year-end 2006 from 21% at year-end 2005.

Quarforth concluded, “Our performance for 2006 was marked by significant growth in operating revenues, adjusted EBITDA and cash generation. For the past several years, we have seen a nice lift in adjusted EBITDA in the first quarter, driven by wireless subscribers added late in the fourth quarter. Our net additions and overall performance in the fourth quarter 2006 position us well for 2007.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

The Company reaffirms its guidance for 2007 which was issued in a press release on January 30, 2007. In this press release, 2007 consolidated revenues were projected to be between $472.0 million and $481.0 million and 2007 adjusted EBITDA to be between $186.0 million and $191.0 million. Please see the release for additional financial and operating metric guidance.

###

Note

Wireline revenues were previously reported net of certain long distance network expenses in the Competitive segment. These expenses totaled $0.5 million for each quarter of 2005 and $0.6 million for each quarter of 2006 and have been reclassified to the maintenance and support caption in operating expenses for all periods presented.

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain on sale of assets, advisory termination fees, other income and expenses, minority interests, reorganization items and non-cash compensation charges.

ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations, less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the control over us by our two largest stockholders, CVC and Quadrangle; provisions in our charter documents and Delaware law; expenses of becoming a public company; the requirement to comply with Section 404 of the Sarbanes-Oxley Act; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income (Loss) to Operating Income

•	Reconciliation of Operating Income (Loss) to Adjusted EBITDA

•	Customer Summary Table

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

•	Business Outlook for 2007

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets [1]
(dollars in thousands)
	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$44,180	$28,134
Accounts receivable, net	38,396	37,691
Inventories and supplies	5,471	3,419
Other receivables and deposits	3,777	3,817
Prepaid expenses and other	6,562	5,593

	98,386	78,654

Interest rate swap	3,874	4,120
Securities and investments	294	3,042

Property, plant and equipment	489,811	408,117
Less accumulated depreciation	113,039	47,975

	376,772	360,142

Other Assets
Goodwill	151,976	162,395
Franchise rights	32,000	32,000
Other intangibles, net	99,379	113,580
Radio spectrum licenses in service	114,102	114,051
Radio spectrum licenses not in service	18,250	15,581
Other radio spectrum licenses	1,344	1,344
Deferred charges	4,470	10,934

	421,521	449,885

Total Assets	$900,847	$895,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$13,152	$4,513
Current portion of retirement benefits	945	—
Accounts payable	25,209	30,628
Advance billings and customer deposits	16,709	16,112
Accrued payroll	10,021	11,164
Accrued interest	305	161
Deferred revenue	683	933
Accrued taxes	3,584	3,138
Other accrued liabilities	2,804	4,613

	73,412	71,262

Long-Term Liabilities
Long-term debt	613,371	754,871
Other long-term liabilities	61,842	68,183

	675,213	823,054

Minority Interests	457	429

Stockholders’ Equity	151,765	1,098

Total Liabilities and Stockholders’ Equity	$900,847	$895,843

[1]

Please see NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for details related to the formation of NTELOS Holdings Corp. and a new accounting basis that was established for the Company’s assets and liabilities as of the May 2, 2005 merger.

NTELOS Holdings Corp.1

Condensed Consolidated Statements of Operations [2]	Three months ended:		Year ended: Dec. 31, 2006	January 14, 2005 (inception) to Dec. 31, 2005
	Dec. 31, 2006	Dec. 31, 2005
(in thousands, except for per share data)
Operating Revenues

Wireless communications	$83,933	$73,149	$322,329	$190,477
Wireline communications	29,709	28,701	116,925	74,813
Other communications services	204	223	822	569

	113,846	102,073	440,076	265,859

Operating Expenses [3]

Cost of wireless sales (exclusive of items shown separately below)	17,902	14,357	68,413	38,582

Maintenance and support (inclusive of non-cash compensation expense of $91 and $1,087 for the three and twelve months ended December 31, 2006, respectively; and $305 for the three months ended December 31, 2005 and for the period January 14, 2005 to December 31, 2005)	20,252	18,450	78,016	46,821

Customer operations (inclusive of non-cash compensation expense of $138 and $1,448 for the three and twelve months ended December 31, 2006, respectively; and $389 for the three months ended December 31, 2005 and the period January 14, 2005 to December 31, 2005)	26,061	26,166	99,998	63,330

Corporate operations (inclusive of non-cash compensation expense of $703 and $10,702 for the three and twelve months ended December 31, 2006, respectively; and $1,517 and $3,036 for the three months ended December 31, 2005 and for the period January 14, 2005 to December 31, 2005, respectively)	6,225	8,766	34,398	22,434

Depreciation and amortization	21,160	21,954	84,921	59,103

Accretion of asset retirement obligations	152	173	816	489

Capital restructuring charges	—	4	—	183

Termination of advisory agreements	—	—	12,941	—

	91,752	89,870	379,503	230,942

Operating Income	22,094	12,203	60,573	34,917

Other Income (Expenses)
Equity share of net loss from NTELOS Inc.	—	—	—	(1,213)
Interest expense [4,5]	(10,961)	(15,728)	(59,850)	(34,338)
(Loss) gain on interest rate swap agreement	(389)	1,297	(246)	4,780
Gain on sale of assets	—	—	1,723	—
Other income	296	1,239	2,833	1,595

	11,040	(989)	5,033	5,741

Income tax expense	4,882	472	12,190	4,591

	6,158	(1,461)	(7,157)	1,150

Minority interests in earnings of subsidiaries	(3)	(9)	(28)	(52)

Net Income (Loss)	6,155	(1,470)	(7,185)	1,098

Distribution preference on Class B shares	—	—	30,000	—

Income (Loss) applicable to common shares	$6,155	$(1,470)	$(37,185)	$1,098

Basic and Diluted Earnings (Loss) per Common Share:

Earnings (Loss) per share—Basic	$0.15	$(0.06)	$(0.95)	$0.05
Earnings (Loss) per share—Diluted	$0.15	$(0.06)	$(0.95)	$0.05

Average Shares Outstanding—Basic [6]	41,160	24,416	39,231	20,646
Average Shares Outstanding—Diluted [6]	42,170	24,416	39,231	22,434

Note: Wireline revenues were previously reported net of certain long distance network expenses in the Competitive segment. These expenses totaled $0.5 million for each quarter of 2005 and $0.6 million for each quarter of 2006 and have been reclassified to the maintenance and support caption in operating expenses for all periods presented.

[1]

Please see NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2005 for details related to the formation of NTELOS Holdings Corp. and a new accounting basis that was established for the Company’s assets and liabilities as of the May 2, 2005 merger.

[2]

On February 24, 2005, NTELOS Holdings Corp. purchased 24.9% of NTELOS Inc.’s common stock and warrants to buy common stock. From February 24, 2005 to May 1, 2005, the Company accounted for the results of NTELOS Inc. under the equity method of accounting. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.

[3]

Includes a $0.9 million and $13.2 million non-cash compensation expense related to capital stock and options to purchase capital stock for the three and twelve months ended December 31, 2006, respectively. Also includes $0.3 million, $0.5 million and $0.5 million of fees in the second, third and fourth quarters of 2005, respectively and $0.5 million of fees in the first quarter of 2006 paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company. These advisory agreements were terminated in February 2006 in connection with the initial public offering for a termination fee of $12.9 million that was paid out of the offering proceeds. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[4]

Includes approximately $5.3 million of interest expense for the year ended December 31, 2006 for interest on the $135 million floating rate senior notes issued October 17, 2005. These notes were paid off on April 15, 2006 from the proceeds of the initial public offering. Unamortized portions of the debt issuance costs and the original issue discounts of approximately $5.1 million and $1.3 million were written off in second quarter 2006 in connection with the repayment of these notes.

[5]

Includes a prepayment penalty of $2.25 million on the second lien credit facility that was retired on June 1, 2006 from borrowings under the new Amended and Restated Credit Agreement. See NTELOS Holdings Corp. Form 8-K dated June 1, 2006 for further details.

[6]

Earnings (Loss) per share and average weighted shares outstanding have been adjusted for all periods to reflect the conversion of Class A and Class L common shares to Class B common shares as of the initial public offering based on a 2.15 conversion ratio. All Class B common shares had been converted to common shares by December 31, 2006.

NTELOS Holdings Corp.

Summary of Operating Results
(dollars in thousands)	Three Months Ended:								Year Ended:
	Mar 31, 2005[1]	June 30, 2005[1]	Sep 30, 2005	Dec 31, 2005	Mar 31, 2006	June 30, 2006	Sep. 30, 2006	Dec 31, 2006	Dec 31, 2005[1]	Dec 31, 2006
Operating Revenues
Wireless PCS Operations	$65,643	$69,425	$72,086	$73,149	$77,575	$79,588	$81,233	$83,933	$280,303	$322,329
Subscriber Revenues	46,601	50,199	52,194	51,785	54,252	55,199	56,500	57,612	200,779	223,563
Wholesale/Roaming Revenues, net	14,610	15,308	15,850	16,883	18,287	19,175	19,346	20,939	62,651	77,747
Equipment Revenues	4,244	3,716	3,886	4,287	4,829	5,002	5,162	5,150	16,133	20,143
Other Revenues	188	202	156	194	207	212	225	232	740	876

Wireline Operations [3]
RLEC	14,361	13,668	13,995	14,962	14,720	14,843	15,711	15,493	56,986	60,767
Competitive Wireline	12,772	13,544	13,962	13,739	13,784	14,081	14,077	14,216	54,017	56,158

Wireline Total	27,133	27,212	27,957	28,701	28,504	28,924	29,788	29,709	111,003	116,925

Other Operations	277	190	222	223	188	227	203	204	912	822

	$93,053	$96,827	$100,265	$102,073	$106,267	$108,739	$111,224	$113,846	$392,218	$440,076

Operating Expenses
(before depreciation & amortization, accretion of asset retirement obligations, asset write-down and impairment charges, gain on sale of assets, termination of advisory agreements, operational and capital restructuring charges and non-cash compensation, a non-GAAP Measure)

Wireless PCS Operations	$45,251	$45,993	$48,379	$50,972	$49,622	$51,876	$53,831	$54,958	$190,595	$210,287
Cost of Sales—Equipment	6,558	6,357	6,316	6,367	7,002	6,984	7,013	7,081	25,598	28,080
Cost of Sales—Access & Other	7,124	8,330	8,242	7,990	8,797	9,980	10,735	10,821	31,686	40,333
Maintenance and Support	8,623	8,424	9,452	9,663	9,842	10,092	10,629	11,021	36,162	41,584
Customer Operations	18,544	18,103	19,317	22,056	19,566	20,627	21,078	22,109	78,020	83,380
Corporate Operations	4,402	4,779	5,052	4,896	4,415	4,193	4,376	3,926	19,129	16,910

Wireline Operations [3]
RLEC	3,426	3,426	3,622	3,673	3,377	3,581	3,663	3,534	14,147	14,155
Competitive Wireline	8,556	8,697	8,762	9,038	9,398	9,186	9,461	9,678	35,053	37,723

Wireline Total	11,982	12,123	12,384	12,711	12,775	12,767	13,124	13,212	49,200	51,878

Other Operations [2]	1,019	1,244	1,532	1,843	1,474	1,347	1,264	1,338	5,638	5,423

	$58,252	$59,360	$62,295	$65,526	$63,871	$65,990	$68,219	$69,508	$245,433	$267,588

Adjusted EBITDA (a non-GAAP Measure) [4]
Wireless PCS Operations	$20,392	$23,432	$23,707	$22,177	$27,953	$27,712	$27,402	$28,975	$89,708	$112,042

Wireline Operations
RLEC	10,935	10,242	10,373	11,289	11,343	11,262	12,048	11,959	42,839	46,612
Competitive Wireline	4,216	4,847	5,200	4,701	4,386	4,895	4,616	4,538	18,964	18,435

Wireline Total	15,151	15,089	15,573	15,990	15,729	16,157	16,664	16,497	61,803	65,047

Other Operations [2]	(742)	(1,054)	(1,310)	(1,620)	(1,286)	(1,120)	(1,061)	(1,134)	(4,726)	(4,601)

	$34,801	$37,467	$37,970	$36,547	$42,396	$42,749	$43,005	$44,338	$146,785	$172,488

Capital Expenditures
Wireless PCS Operations	$8,740	$9,907	$20,902	$16,542	$14,235	$14,583	$16,762	$13,829	$56,091	$59,409

Wireline Operations
RLEC	749	2,347	1,288	3,780	2,901	2,547	1,847	1,567	8,164	8,862
Competitive Wireline	2,841	4,001	3,874	5,972	2,043	3,474	3,878	2,708	16,688	12,103

Wireline Total	3,590	6,348	5,162	9,752	4,944	6,021	5,725	4,275	24,852	20,965

Other Operations	1,725	2,021	2,113	2,370	1,247	2,084	1,033	1,869	8,229	6,233

	$14,055	$18,276	$28,177	$28,664	$20,426	$22,688	$23,520	$19,973	$89,172	$86,607

Adjusted EBITDA less Capital Expenditures
Wireless PCS Operations	$11,652	$13,525	$2,805	$5,635	$13,718	$13,129	$10,640	$15,146	$33,617	$52,633

Wireline Operations
RLEC	10,186	7,895	9,085	7,509	8,442	8,715	10,201	10,392	34,675	37,750
Competitive Wireline	1,375	846	1,326	(1,271)	2,343	1,421	738	1,830	2,276	6,332

Wireline Total	11,561	8,741	10,411	6,238	10,785	10,136	10,939	12,222	36,951	44,082

Other Operations	(2,467)	(3,075)	(3,423)	(3,990)	(2,533)	(3,204)	(2,094)	(3,003)	(12,955)	(10,834)

	$20,746	$19,191	$9,793	$7,883	$21,970	$20,061	$19,485	$24,365	$57,613	$85,881

[1]

For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. from January 1, 2005 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to December 31, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.

[2]

Other Operations expense includes fees paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provide advisory and other services to the Company for an annual advisory fee of $2.0 million. The Company recognized $0.3 million, $0.5 million and $0.5 million of advisory fees in the second, third and fourth quarters of 2005, respectively and $0.5 million for first quarter 2006. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[3]

Wireline revenues were previously reported net of certain long distance network expenses in the Competitive segment. These expenses totaled $0.5 million for each quarter of 2005 and $0.6 million for each quarter of 2006 and have been reclassified to the maintenance and support caption in operating expenses for all periods presented.

[4]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC Filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income (Loss) to Operating Income
(dollars in thousands)
	Three Months Ended:		Year Ended:
	Dec. 31 2005	Dec. 31, 2006	Dec. 31, 2005[1,2]	Dec. 31, 2006
Net income (loss)	$(1,470)	$6,155	$593	$(7,185)
Interest expense	15,728	10,961	45,177	59,850
Gain (loss) on interest rate swap agreement	(1,297)	389	(4,120)	246
Income taxes	472	4,882	12,741	12,190
Minority Interest	9	3	39	28
Other Income	(1,239)	(296)	(1,864)	(4,556)
Reorganization items, net	—	—	—	—

Operating Income	$12,203	$22,094	$52,566	$60,573

Wireless	$7,712	$14,336	$32,288	$52,799
RLEC	7,228	8,397	27,845	32,243
Competitive Wireline	1,662	1,441	8,630	6,598
Other	(4,399)	(2,080)	(16,197)	(31,067)

Operating Income	$12,203	$22,094	$52,566	$60,573

[1]

For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. from January 1, 2005 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to December 31, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.

[2]	Net income (loss) excludes the Company’s equity share of net loss from NTELOS Inc. for the period from January 14, 2005 (inception) to May 1, 2005 of ($1.2) million.

NTELOS Holdings Corp.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA [1]
(dollars in thousands)	2005					2006
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended December 31
Operating Income	$7,712	$7,228	$1,662	$(4,399)	$12,203	$14,336	$8,397	$1,441	$(2,080)	$22,094
Depreciation and amortization	14,309	4,058	3,028	559	21,954	14,464	3,559	3,090	47	21,160

Sub-total: EBITDA	22,021	11,286	4,690	(3,840)	34,157	28,800	11,956	4,531	(2,033)	43,254

Accretion of asset retirement obligations	156	3	11	3	173	175	3	7	(33)	152
Capital restructuring charges	—	—	—	4	4	—	—	—	—	—
Non-cash compensation—A shares	—	—	—	2,213	2,213	—	—	—	932	932

Adjusted EBITDA	$22,177	$11,289	$4,701	$(1,620)	$36,547	$28,975	$11,959	$4,538	$(1,134)	$44,338

Adjusted EBITDA Margin	30.3%	75.5%	34.2%		35.8%	34.5%	77.2%	31.9%		38.9%

For The Twelve Months Ended December 31
Operating Income	$32,288	$27,845	$8,630	$(16,197)	$52,566	$52,799	$32,243	$6,598	$(31,067)	$60,573
Depreciation and amortization	56,723	14,981	10,291	907	82,902	58,453	14,356	11,800	312	84,921

Sub-total: EBITDA	89,011	42,826	18,921	(15,290)	135,468	111,252	46,599	18,398	(30,755)	145,494

Accretion of asset retirement obligations	697	13	43	(12)	741	790	13	37	(24)	816
Termination of advisory agreements	—	—	—	—	—	—	—	—	12,941	12,941
Capital restructuring charges	—	—	—	15,587	15,587	—	—	—	—	—
Gain on sale of asset	—	—	—	(8,742)	(8,742)	—	—	—	—	—
Non-cash compensation—A shares	—	—	—	3,731	3,731	—	—	—	13,237	13,237

Adjusted EBITDA	$89,708	$42,839	$18,964	$(4,726)	$146,785	$112,042	$46,612	$18,435	$(4,601)	$172,488

Adjusted EBITDA Margin	27.8%	70.5%	33.8%		33.4%	34.8%	76.7%	32.8%		39.2%

[1]

For purposes of this discussion and to provide comparable period financial results, results of NTELOS Inc. from January 1, 2005 to May 1, 2005 have been combined with NTELOS Holdings Corp. results from May 2, 2005 to December 31, 2005. NTELOS Holdings Corp. had no operating activities prior to its acquisition of NTELOS Inc. on May 2, 2005.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	12/31/2005	3/31/2006	6/30/2006	9/30/2006	12/31/2006
Wireless Subscribers	336,306	343,879	350,168	357,424	367,197

RLEC Access Lines	46,810	46,492	46,013	45,677	45,281

CLEC Access Lines [1]	44,948	45,296	45,885	46,224	46,781

Broadband Connections [2]	14,047	15,018	15,616	16,373	17,177

Dial-Up Internet Subscribers	33,078	31,707	30,242	28,913	27,628

Long Distance Subscribers	40,263	41,971	43,168	44,263	45,237

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]	Includes DSL, dedicated Internet access, wireless broadband, broadband over fiber, metro Ethernet, ATM and frame relay.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	12/31/2005	3/31/2006	6/30/2006	9/30/2006	12/31/2006
Total Wireless Subscribers
Beginning Subscribers	328,035	336,306	343,879	350,168	357,424
Prepay	79,728	80,023	86,179	89,368	94,771
Postpay	248,307	256,283	257,700	260,800	262,653

Gross Additions	43,187	40,285	37,343	42,156	44,591
Prepay	16,396	20,536	17,690	21,890	22,116
Postpay	26,791	19,749	19,653	20,266	22,475

Disconnections	34,916	32,712	31,054	34,900	34,818
Prepay	16,012	14,244	14,295	16,246	17,797
Postpay	18,904	18,468	16,759	18,654	17,021

Net Additions	8,271	7,573	6,289	7,256	9,773
Prepay	384	6,292	3,395	5,644	4,319
Postpay	7,887	1,281	2,894	1,612	5,454

Ending Subscribers	336,306	343,879	350,168	357,424	367,197
Prepay	80,023	86,179	89,368	94,771	98,846
Postpay	256,283	257,700	260,800	262,653	268,351

NTELOS Holdings Corp.

Wireless Key Performance Indicators	Three Months Ended:		Year Ended:
	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006
Average Subscribers (weighted monthly)	330,106	360,526	321,719	350,235

Gross Subscriber Revenues ($000)	$52,238	$58,012	$202,712	$225,218
Revenue Accruals & Deferrals	(428)	(348)	(1,818)	(1,575)
Eliminations & Other Adjustments	(25)	(52)	(115)	(80)

Net Subscriber Revenues ($000)	$51,785	$57,612	$200,779	$223,563

Average Monthly Revenue per Handset/Unit (ARPU) [1]	$52.75	$53.64	$52.51	$53.59

Average Monthly Revenue per Postpay Handset/Unit (ARPU) [1]	$54.47	$54.76	$54.42	$54.84

Average Monthly Data Revenue per Handset/Unit (ARPU) [1]	$2.22	$2.89	$1.84	$2.71

Average Monthly Data Revenue per Postpay Handset/Unit (ARPU) [1]	$2.62	$3.36	$2.22	$3.12

Cost of Acquisition per Gross Addition (CPGA) [2]	$385	$354	$368	$357

Monthly Cash Cost per Handset/Unit (CCPU) [3]	$30.36	$31.40	$30.07	$31.25

Strategic Network Alliance Revenues ($000)	$16,646	$20,657	$61,653	$76,730
Home Voice Revenue	9,285	10,980	34,242	41,672
Travel Voice	5,849	5,704	22,199	23,041
Data Revenue	1,512	3,973	5,212	12,017

Monthly Postpay Subscriber Churn	2.5%	2.2%	2.3%	2.3%

Monthly Blended Subscriber Churn	3.5%	3.2%	3.2%	3.2%

Total Cell Sites (Period Ending)	897	984	897	984

Cell Sites under the Strategic Network Alliance Agreement (Period Ending; Sub-set of Total Cell Sites above)	534	595	534	595

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other wireless providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate NTELOS’ effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Wireless KPI Reconciliations	Three Months Ended:		Year Ended:
	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Wireless communications revenue	$73,149	$83,933	$280,303	$322,329
Less: Equipment revenue from sales to new customers	(2,819)	(3,677)	(11,997)	(15,063)
Less: Equipment revenue from sales to existing customers	(1,468)	(1,472)	(4,135)	(5,079)
Less: Wholesale revenue	(16,883)	(20,939)	(62,651)	(77,747)
Plus (Less): Other revenues, eliminations and adjustments	259	167	1,192	778

Wireless gross subscriber revenue	$52,238	$58,012	$202,712	$225,218

Less: Paid in advance subscriber revenue	(10,921)	(14,263)	(42,104)	(52,648)
Plus (Less): adjustments	(350)	(303)	(1,422)	(1,124)

Wireless gross postpay subscriber revenue	$40,967	$43,446	$159,186	$171,446

Average subscribers	330,106	360,526	321,719	350,235

Total ARPU	$52.75	$53.64	$52.51	$53.59

Average postpay subscribers	250,684	264,460	243,772	260,530

Postpay ARPU	$54.47	$54.76	$54.42	$54.84

Wireless gross subscriber revenue	$52,238	$58,012	$202,712	$225,218
Less: Wireless voice and other feature revenue	(50,041)	(54,890)	(195,591)	(213,824)

Wireless data revenue	$2,197	$3,122	$7,121	$11,394

Average subscribers	330,106	360,526	321,719	350,235

Total Data ARPU	$2.22	$2.89	$1.84	$2.71

Wireless gross postpay subscriber revenue	$40,967	$43,446	$159,186	$171,446
Less: Wireless postpay voice and other feature revenue	(38,999)	(40,777)	(152,704)	(161,687)

Wireless postpay data revenue	$1,968	$2,669	$6,482	$9,759

Average postpay subscribers	250,684	264,460	243,772	260,530

Postpay data ARPU	$2.62	$3.36	$2.22	$3.12

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless KPI Reconciliations	Three Months Ended:		Year Ended:
	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006
Cost per Gross Acquisition (CPGA) [2]
(dollars in thousands except for subscribers and CPGA)

Cost of wireless sales	$14,357	$17,902	$57,284	$68,413
Less: access, roaming, and other cost of sales	(7,990)	(10,820)	(31,686)	(40,332)

Merchandise cost of sales	$6,367	$7,082	$25,598	$28,081

Total customer operations	$26,166	$26,061	$92,600	$99,998
Less Wireline and other segment expenses	(4,110)	(3,954)	(14,580)	(16,619)
Less: Wireless customer care, billing, bad debt and other expenses	(8,987)	(9,665)	(33,229)	(37,611)

Sales and marketing	$13,069	$12,442	$44,791	$45,768

Merchandise cost of sales	$6,367	$7,082	$25,598	$28,081
Sales and marketing	13,069	12,442	44,791	45,768
Less: Merchandise sales	(2,819)	(3,743)	(11,997)	(15,198)

Total CPGA costs	$16,617	$15,781	$58,392	$58,651

Gross subscriber additions	43,187	44,591	158,728	164,375
CPGA	$385	$354	$368	$357

Cash Cost per Handset/Unit (CCPU) [3]
(dollars in thousands except for subscribers and CCPU)

Maintenance and support	$18,450	$20,252	$68,746	$78,016
Less Wireline, other segment expenses	(8,787)	(9,231)	(32,584)	(36,432)

Wireless maintenance and support	$9,663	$11,021	$36,162	$41,584

Corporate operations	$8,766	$6,225	$30,619	$34,398
Less Wireline, other segment, and corporate expenses	(3,870)	(2,298)	(11,491)	(17,487)

Wireless corporate operations	$4,896	$3,927	$19,128	$16,911

Wireless maintenance and support	$9,663	$11,021	$36,162	$41,584
Wireless corporate operations	4,896	3,927	19,128	16,911
Wireless customer care, billing, bad debt and other expenses	8,987	9,665	33,229	37,611
Wireless access, roaming, and other cost of sales	7,990	10,820	31,686	40,332
Equipment revenue from sales to existing customers	(1,468)	(1,472)	(4,135)	(5,079)

Total CCPU costs	$30,068	$33,961	$116,070	$131,359

Average subscribers	330,105	360,526	321,719	350,235

CCPU	$30.36	$31.40	$30.07	$31.25

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other wireless providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate NTELOS’ effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Business Outlook for the Year 2007 [1]	Twelve Months 2007
(Dollars in millions)

Operating Revenues—Guidance

Wireless	$355.0	to	$361.0

Wireline	116.0	to	119.0

Other	1.0		1.0

	$472.0	to	$481.0

Reconciliation of Net Loss to Adjusted EBITDA—Guidance

Net Income	$27.0	to	$32.0

Interest expense, inclusive of change in value of interest rate swap [3]	47.5	to	46.5

Interest expense	44.4	to	42.7

Interest rate swap change in value	3.1	to	3.8

Income tax expense (benefit) [2]	19.6	to	22.8

Other expense (income)	(1.9)	to	(2.1)

Operating Income	92.2	to	99.2

Depreciation and amortization	88.5	to	86.5

Accretion of asset retirement obligation	1.0		1.0

Non-cash compensation charges	4.3	to	4.3

Adjusted EBITDA	$186.0	to	$191.0

Wireless	$128.5	to	$131.0

Wireline	62.5	to	64.0

Other	(5.0)	to	(4.0)

Adjusted EBITDA	$186.0	to	$191.0

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note Regarding from the Company Forward-Looking Statements”.

[2]

Current cash income tax is expected to be between $4 million and $8 million, reflecting the benefit of available tax NOLs and excess tax depreciation and amortization from capital expenditures in recent years and planned levels for 2007.

[3]	At December 31, 2006, the deferred asset for interest rate swap amounted to $3.9 million. This interest rate swap is scheduled to mature in February 2008.